Exhibit 99.1

Nutrastar Announces Record Third Quarter 2011 Financial Results

Experienced Record Quarterly Sales & Expect Continued Robust Demand for the
Company’s Premium Branded Consumer Products

Harbin, China, November 10, 2011-- Nutrastar International Inc. (OTCBB: NUIN; "Nutrastar" or the "Company"), a leading producer and supplier of premium branded consumer products, including commercially cultivated Cordyceps Militaris, functional health beverages and organic and specialty foods, today announced record financial results for the three months and nine months ended September 30, 2011.

Highlights for the Three Months Ended September 30, 2011:

  Revenues increased 47.9% to $9.56 million

  Gross profit increased 39.4% to $7.36 million, a gross margin of 77.0%

  Net income rose 22.5% to $4.98 million, representing a net margin of 52.1%

  Basic earnings per share (“EPS”) was $0.33; Diluted EPS was $0.30

Highlights for the Nine Months Ended September 30, 2011:

  Revenues increased 38.0% to $23.04 million

  Gross profit increased 30.8% to $17.74 million, a gross margin of 77.0%

  Net income rose 16.5% to $11.89 million, representing a net margin of 51.6%

  Basic EPS was $0.79; Diluted EPS was $0.73

Ms. Lianyun Han, CEO of Nutrastar, commented, “In spite of difficulties in the global market, third quarter 2011 closed as a significant quarter in Nutrastar’s history. Not only did we experience a notable uptick in sales volume for both our core Cordyceps and new functional health beverage products, but also made momentous advances in our corporate development. In the past quarter, we successfully furthered our internal Cordyceps production capacity expansion project, embarked on the considerable extension of our organic & specialty foods business and implemented a share repurchase program, just to name a few. As compared to the same periods of 2010, revenue recorded in the third quarter increased by approximately 48% and revenue for the first nine months grew by approximately 38%. Net income rose 22.5% in the third quarter and increased 16.5% for the first nine months of 2011 as compared to the same 2010 timeframes. Overall gross margin for the first nine months of 2011 remained at a healthy 77%.”

Commenting on sales and distribution, Ms. Han stated, “We saw solid demand for our core consumer product, commercially cultivated Cordyceps, growing sales of our functional health beverage products and a broadening of our distribution network. As compared to last quarter, third quarter Cordyceps sales were up 14.3%, while functional health beverages saw a sales increase of 86.1% . Beverages represented roughly 22% of revenue in the third quarter alone, indicating strong and growing reception in our select rollout cities in Jiangsu and Anhui provinces. Since our beverage rollout commenced in late 2010, capital on the balance sheet has been utilized to further penetrate these new markets via marketing and advertising tactics; and it’s expected that capital, as appropriate, will continue to be deployed on strategic initiatives necessary to further develop our brand and cultivate our mass consumer-oriented beverage business.”

Ms. Han continued, “On Nutrastar’s product pipeline, our organic & specialty foods business is currently undergoing a strategic expansion both in production capacity and product offering over the next 12-18 months, which we are very excited about. Working closely with experts at the Northeast Agricultural University, we are busy constructing greenhouses that are fully capable of continuously growing large quantities of various organic produce such as fruit and vegetables that adhere to the highest food safety regulations and quality control standards. We expect to begin selling a variety of organic produce to our local communities in the first quarter of 2012 and seeing a revenue stream from these initiatives that same year. Moreover, our exclusive Cordyceps infused alcohol is also expected to be introduced in the near future once we’ve finalized the appropriate distribution channels. We anticipate that once released, it will enjoy favorable reception in the consumer market and assist in growing our top line.”

Financial Results for the Three Months and Nine Months Ended September 30, 2011:

Revenue

Revenue generated from sales of our products for the three months ended September 30, 2011 was $9.56 million, an increase of $3.10 million or 47.9% from $6.46 million for the same period in 2010. Revenue generated from sales of our products for the nine months ended September 30, 2011 was $23.04 million, an increase of $6.35 million or 38.0% from $16.69 million for the same period in 2010. These increases were mainly attributable to higher sales volume as a result of increased demand for our core product, commercially cultivated Cordyceps Militaris, and our functional health beverage products, which were launched in the fourth quarter of 2010.

Revenue by Business Segment

The Company’s revenue is categorized into three segments based on our product portfolio. In the three months ended September 30, 2011, revenue from our commercially cultivated Cordyceps Militaris was approximately $6.94 million, representing 72.6% of total revenue; revenue from our organic and specialty food products was approximately $0.51 million, representing 5.3% of total revenue; and revenue from our newly introduced functional health beverage products was $2.11 million, representing 22.1% of total revenue. In the nine months ended September 30, 2011, revenue from our commercially cultivated Cordyceps Militaris was $18.09 million, comprising 78.5% of total revenue; revenue from our organic and specialty food products was $1.48 million, comprising 6.4% of total revenue; and revenue from our functional health beverage products was $3.47 million, comprising 15.1% of total revenue.

Gross Profit

For the three months ended September 30, 2011, overall gross profit was $7.36 million, an increase of $2.08 million or 39.4% from $5.28 million during the same period in 2010. Gross margin was 77.0% for the three months ended September 30, 2011, a decrease of 4.8% from 81.8% in the comparable 2010 period. Overall gross profit was $17.74 million for the nine months ended September 30, 2011, an increase of $4.17 million or 30.8% from $13.57 million during the same period in 2010. Gross margin was 77.0% for the nine months ended September 30, 2011, a decrease of 4.3% from 81.3% in 2010. These decreases were mainly due to an increase in sales of our functional health beverage products which have a lower gross margin than our core product, commercially cultivated Cordyceps Militaris. Our functional health beverage product line was rolled out in the fourth quarter of 2010 and therefore not offered in the comparable 2010 periods.

Cost of Goods Sold

Cost of goods sold, comprised of costs related to raw materials, labor and overhead, was $2.19 million for the three months ended September 30, 2011, an increase of $1.01 million, or 86.2% from $1.18 million in the prior period of 2010. As a percentage of revenue, the cost of goods sold increased to 23.0% in the three months ended September 30, 2011 from 18.2% in the same period of 2010. Cost of goods sold for the nine months ended September 30, 2011 was $5.30 million, an increase of $2.18 million or 69.7% from $3.12 million recorded in the same period of 2010. For the nine months ended September 30, 2011, cost of goods as a percentage of revenue increased to 23.0% from 18.7% in the comparable 2010 period. These increases in the cost of goods sold were mainly a result of an increase in sales for our core product, commercially cultivated Cordyceps Militaris, and an increase in production costs associated with our functional health beverage products, which did not exist in the same periods of 2010. Increases in cost of goods sold as a percentage of revenue were primarily attributed to the production costs related to producing our functional health beverage products. The Company outsources beverage production and packaging to a third party bottler.

Income Before Income Tax

Income before income tax increased $1.97 million, or 42.2% to $6.65 million during the three months ended September 30, 2011 from $4.67 million during the same period in 2010. As a percentage of revenues, income before income tax decreased to 69.5% during the three months ended September 30, 2011 from 72.3% during the same period in 2010. For the nine months ended September 30, 2011, income before income tax increased $4.05 million, or 34.4%, to $15.80 million from $11.75 million incurred in the comparable 2010 period. Income before income tax as a percentage of revenue decreased to 68.8% in the nine months ended September 30, 2011 from 70.4% recorded in the same nine-month 2010 period. The decreases in income before income tax as a percentage of revenue were mainly attributed to the increase in production costs for our functional health beverages products and the increase in selling and general and administrative expenses during both the three months and nine months ended September 30, 2011. The increases in selling expenses were mainly attributed to the selling and marketing expenses incurred in the rollout of our functional health beverages to additional distribution channels and costs associated with opening the Company’s specialty stores. The increases in general and administrative expenses were mainly due to increased compensation to management and service providers.

Net Income

Net income increased by $0.91 million, or 22.5% to $4.98 million for the three months ended September 30, 2011 from $4.07 million for the same period of 2010. For the nine months ended September 30, 2011, net income increased by $1.69 million, or 16.5% to $11.89 million from $10.20 million for the same period of 2010.

Earnings Per Share

Basic and diluted EPS for the three months ended September 30, 2011 was $0.33 and $0.30, based on 14.92 million and 16.52 million shares outstanding, respectively, an increase of $0.05 or 17.9% in basic EPS and $0.05 or 20% in diluted EPS from the same period in 2010 when there were approximately 14.33 million basic and 16.44 million diluted shares outstanding. For the nine months ended September 30, 2011, basic and diluted EPS was $0.79 and $0.73, based on 14.73 million and 16.32 million shares outstanding, respectively, an increase of $0.21 or 36.2% in basic EPS and $0.15 or 25.9% in diluted EPS from the comparable 2010 period when there were roughly 14.33 million and 14.38 million shares outstanding.

Financial Position as of September 30, 2011

The Company had cash and cash equivalents totaling $47.98 million or $2.90 per diluted share, total assets of approximately $70.12 million or $4.24 per diluted share, working capital of $47.20 million or $2.85 per diluted share, and stockholders' equity of $66.38 million. The Net cash generated from operating activities was $12.10 million for the nine months ended September 30, 2011 as compared to $10.69 million in the comparable 2010 period.

Share Repurchase Program

In August 2011, the Company announced the adoption of a share repurchase program. Under the program, the Company may purchase up to $5 million in common stock from time to time over a 12 month period in the open market or privately negotiated transactions depending on prevailing market conditions and other factors such as share price, volume, capital availability, and legal requirements. For the three months ended September 30, 2011, the Company did not yet repurchase any shares of its common stock.

Outlook for the Year Ending December 31, 2011

Based on management’s current expectations, the Company maintains its belief that revenue will be in the range of $32.0 million to $36.0 million. This represents the Company's current view, which is subject to change

Management Closing Commentary

We are very pleased with our third quarter 2011 results and confident that our business will continue to mature and yield profitable returns for the Company and for our investors. Looking ahead, we will concentrate efforts on growing overall sales, further diversifying our consumer product offerings, extending our distribution channels and customer base, increasing our brand awareness and company visibility, and expanding our production capacity to meet consumer demand.

Lastly, regarding the share repurchase, we are fully prepared to repurchase common stock whenever market conditions and other factors such as share price, volume and legal requirements of the program are met. We look forward to utilizing this program to maximize our shareholder value.

Conference Call

Nutrastar will host a conference call at 8:00 a.m. EST, Thursday, November 10, 2011, to discuss the Company's third quarter 2011 financial results. Ms. Lianyun Han, Chief Executive Officer, and Mr. Robert Tick, Chief Financial Officer, will be hosting the call.

Investors can participate on the live call by dialing +1 (877) 407-0784 for domestic investors and +1 (201) 689-8560 for international investors. For investors that would like to listen to the webcast, please log on to http://viavid.net/dce.aspx?sid=00008F0E approximately 5 minutes before the start of the call. Please reference event ID: 382143.

If you are unable to participate in the call at this time, a replay of the call will be available for two weeks following the call starting at 11:00 a.m. EST, November 10, 2011 and ending at 11:59 p.m. EST on November 24, 2011. To listen to the replay, domestic investors can dial +1 (877) 870-5176 and international investors can dial +1 (858) 384-5517. The pass code for the replay is: 382143.

For more information regarding Nutrastar’s financial performance during the three and nine months ended September 30, 2011, please refer to the Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

About Nutrastar International Inc.

Nutrastar is a China based leading producer and supplier of premium branded consumer products including commercially cultivated Cordyceps Militaris, functional health beverages as well as specialty and organic foods. Cordyceps Militaris is one of the most highly regarded herbal nutrients in Traditional Chinese Medicine. The Company is headquartered in Harbin, capital of Heilongjiang Province, with 321 employees, including 21 in R&D, and 140 in sales and marketing. The products of Nutrastar are sold throughout China via a sales and distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com/ or e-mail: ir@nutrastarintl.com

Make sure you are first to receive timely up-to-date information on Nutrastar. Sign up for Nutrastar's email news alert system today at: http://www.nutrastarintl.com/alerts

Safe Harbor Statement

This news release contains "forward-looking statements" relating to the business of Nutrastar and its affiliate companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminologies such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Robert Tick, CFO
Nutrastar International Inc.
Email: roberttick@nutrastarintl.com

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)
(UNAUDITED)

	September 30,	December 31,
	2011	2010

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$47,975,656	$40,758,848
Restricted cash	52,215	193,075
Accounts receivable	197,914	261,223
Inventories	1,674,851	867,761
Prepayments and other receivables	1,037,467	289,502
Total current assets	50,938,103	42,370,409
OTHER ASSETS
Intangible assets, net	2,125,468	2,379,435
Property, plant and equipment, net	12,238,646	10,248,989
Construction in process	4,821,997	-

Total assets	$70,124,214	$54,998,833

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$6,285	$125,843
Other payables and accruals	917,331	746,643
Taxes payable	2,170,883	696,519
Due to related parties	70,491	51,339
Preferred stock dividend payable	408,553	181,181
Warrants liabilities	168,394	1,198,273
Total current liabilities	3,741,937	2,999,798

Total liabilities	3,741,937	2,999,798

COMMITMENTS AND CONTINGENCIES (Note 19)

STOCKHOLDERS' EQUITY

Preferred Stock, $0.001 par value, Authorized –1,000,000 shares (2010: 1,000,000 shares); Issued and outstanding 147,820 shares (2010:197,706 shares); aggregate liquidation preference amount: $4,138,960 and $5,535,768, plus accrued but unpaid dividend of $408,553 and $181,181, at September 30, 2011 and December 31, 2010, respectively	3,371,206	4,508,914
Common stock, $0.001 par value, 190,000,000 shares authorized 14,940,131 shares (2010: 14,332,731 shares) issued and outstanding	14,940	14,333
Additional paid-in capital	17,116,536	15,541,207
Statutory reserves	1,354,074	1,348,071
Retained earnings	39,917,754	28,326,896
Accumulated other comprehensive income	4,607,767	2,259,614
Total stockholders' equity	66,382,277	51,999,035

Total liabilities and stockholders' equity	$70,124,214	$54,998,833

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Revenue	$9,558,282	$6,461,523	$23,037,815	$16,688,070
Cost of goods sold	(2,193,504)	(1,177,739)	(5,299,920)	(3,122,669)
Gross profit	7,364,778	5,283,784	17,737,895	13,565,401
Selling expenses	(336,876)	(305,151)	(1,210,687)	(710,179)
General and administrative expenses	(595,599)	(545,533)	(1,931,016)	(1,522,650)
Income from operations	6,432,303	4,433,100	14,596,192	11,332,572
Other income (expenses):
Interest income	23,995	24,971	130,590	91,767
Foreign exchange differences	(12,504)	(88,023)	39,281	(103,292)
Change in fair value of warrants	200,754	302,113	1,029,879	433,201
Total other income	212,245	239,061	1,199,750	421,676
Income before income tax	6,644,548	4,672,161	15,795,942	11,754,248
Provision for income tax	(1,664,065)	(605,967)	(3,906,071)	(1,551,351)
Net income	4,980,483	4,066,194	11,889,871	10,202,897
Other comprehensive income:
Foreign currency translation adjustment	1,121,422	541,692	2,348,153	719,779
Total comprehensive income	$6,101,905	$4,607,886	$14,238,024	$10,922,676
Earnings per share:
Basic	$0.33	$0.28	$0.79	$0.58
Diluted	$0.30	$0.25	$0.73	$0.58
Weighted average number of shares outstanding:
Basic	14,915,588	14,332,731	14,732,517	14,326,138
Diluted	16,516,910	16,435,334	16,322,356	14,383,936

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Nine Months
	Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,889,871	$10,202,897
Adjustments to reconcile net income to cash provided by operating activities:
Change in fair value of warrants	(1,029,879)	(433,201)
IR warrants and consultant restricted stock expense	58,340	29,812
Share-based compensation expense	351,515	143,014
Depreciation and amortization	842,198	761,512
(Increase) decrease in assets:
Accounts receivable	72,686	(168,972)
Inventories	(753,612)	(130,463)
Prepayments and other receivables	(762,258)	(23,607)
Increase (decrease) in liabilities:
Accounts payable	(122,121)	117,579
Other payables and accruals	139,029	(4,862)
Taxes payable	1,413,299	195,172
Net cash provided by operating activities	12,099,068	10,688,881

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(2,019,305)	(9,984)
Addition to construction in progress	(4,716,169)	-
Net cash used in investing activities	(6,735,474)	(9,984)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement	-	5,483,919
Decrease (increase) in restricted cash	140,860	(231,025)
Repayment of payables for intangible assets	-	(881,459)
Repayments to related parties	-	(41,966)
Net cash provided by financing activities	140,860	4,329,469

Foreign currency translation adjustment	1,712,354	691,638
INCREASE IN CASH AND CASH EQUIVALENTS	7,216,808	15,700,004
CASH AND CASH EQUIVALENTS, at the beginning of the period	40,758,848	20,115,677
CASH AND CASH EQUIVALENTS, at the end of the period	$47,975,656	$35,815,681
NON-CASH ACTIVITIES:
Preferred stock and dividend converted into common stock	$1,203,346	$-
Preferred stock dividend payable	65,614	97,464
Share-based payment – IR warrants and consultant restricted stock	58,340	-
Share-based payments to officer and directors under equity incentive plan	351,515	$143,014
SUPPLEMENTAL DISCLOSURE INFORMATION
Income taxes paid	$2,475,207	$1,540,789